Exhibit 99.1

                                                             Investor Inquiries:
                                                             Gregory C. Thompson
                                                             (440) 329-6111
NEWS RELEASE


INVACARE CORPORATION REPORTS SECOND QUARTER EARNINGS; REDUCES 2006 EPS AND REVENUE GUIDANCE

ELYRIA, Ohio - (July 27, 2006) - Invacare Corporation (NYSE: IVC) today announced its financial results for the second quarter and six months ended June 30, 2006.

CONSOLIDATED RESULTS
Earnings per share* for the second quarter were $0.24, excluding the impact of a pre-tax $3.6 million charge related to restructuring activities, versus $0.40 for the second quarter last year. Including the charge, earnings per share were $0.15 for the quarter. Net earnings* for the quarter, excluding the charge related to restructuring activities, were $7.6 million versus $12.9 million for the second quarter last year. Including the charge, net earnings were $5.0 million. Net sales for the quarter decreased 6% to $371.8 million versus $396.3 million last year. Acquisitions added one percentage point to net sales for the quarter, which was offset by a one percentage point decrease resulting from foreign currency translation.

The domestic market remains unsettled due to a number of announced changes to Medicare reimbursement policies, the details of which have not been fully clarified. While the underlying demand has not changed, customers have taken a cautious position on purchasing and inventories until details are finalized and published. This has been most disruptive to the power wheelchair and oxygen markets. In addition, significant uncertainty amongst customers concerning the possible outcomes from the Centers for Medicare and Medicaid Services (CMS) relative to reimbursement levels continues to constrain growth.

The Company's previously announced cost reduction and profit improvement initiatives are on track through the first half of the year. However, the revenue volume shortfalls we have experienced in the first half of the year and now forecast for the second half have reduced the expected benefit of the volume-dependent portion of the cost reduction and profit improvement actions. Restructuring charges year to date totaled $7.1 million pre-tax and related primarily to severance costs and inventory markdowns on discontinued product lines. Since the company initiated its cost reduction actions in July 2005, it has eliminated approximately 450 positions. In addition, we continue to increase our sourcing of products from Asia and transfer of manufacturing to our facilities in China.

Gross margin as a percentage of net sales for the second quarter was flat compared to last year's second quarter, but as a result of cost reduction initiatives, improved by 0.4 percentage points when compared to this year's first quarter. Selling, general and administrative expense (SG&A expense) on a reported basis was $88.2 million versus $88.4 million in the second quarter last

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
year. Foreign currency reduced SG&A by two percentage points while acquisitions partially offset this by increasing SG&A one percentage point. SG&A spending for the first half of 2006 was down slightly versus the same period last year. Results for the quarter were negatively impacted by increased interest expense due to increases in costs of borrowing, but benefited from a reduced effective tax rate.

Earnings per share* for the first six months of this year decreased to $0.47, excluding the impact of a pre-tax $7.1 million charge related to restructuring activities, versus $0.81 last year. Including the charge, earnings per share were $0.32 for the first half. Net earnings*, excluding the charge related to restructuring activities, were $15.2 million versus $26.5 million last year. Including the charge, net earnings for the first half were $10.2 million.

Net sales for the first half of the year decreased 4% to $733.5 million versus $767.2 million last year. Acquisitions contributed one percentage point to net sales, while foreign currency translation resulted in a decrease of two percentage points.

A. Malachi Mixon, III, chairman and chief executive officer, stated, " I have spent a great deal of my time the last quarter traveling in the field. While our lack of sales growth continues to be disappointing, it is a reflection of the difficult industry conditions that exist. Providers tell me they have never seen reimbursement conditions as unsettled and onerous as they are today. Providers are being attacked from all sides with significant reimbursement changes that are still not clearly defined by the government. This overhang of uncertainty has led to excessive caution by our customers for all capital spending, particularly new technologies like our revolutionary HomeFill oxygen system. A robust home health care program is good social and fiscal policy. While the protracted uncertainty is disruptive and unnecessary, these issues will at some point be resolved and we can again expect organic growth consistent with underlying demographics. As an industry leader, we will continue to work hard for the industry to help educate our government as to the benefits of homecare and bring the numerous reimbursement challenges to a satisfactory conclusion."

NORTH AMERICA
For the quarter, North American net sales decreased 5% to $250.1 million versus $263.3 million last year. Foreign currency accounted for an increase of one percentage point and acquisitions also contributed one percentage point for the quarter.

Respiratory products sales decreased 22% for the quarter, largely due to slower demand in the HomeFill(TM) oxygen system product line. In addition to significantly reduced purchases versus last year by National providers, sales to small providers and independents declined 9% in the quarter. Our proprietary technology continues to build share in the ambulatory oxygen market, but providers have slowed purchases of HomeFill until they have a clearer view of future oxygen reimbursement levels. Uncertainty surrounding the provisions of

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
the Deficit Reduction Act, including the 36-month capped rental period, transfer of title, and ongoing equipment service levels continue to impact the oxygen market.

Invacare Supply Group (ISG) sales decreased 0.4%. Invacare Continuing Care Group sales increased by 11% for the quarter due to increased unit volumes.

Sales of standard products decreased by 5% for the quarter, with particular weakness in manual wheelchairs and patient aids (canes, walkers, bath aids) due to low-cost Asian imports negatively impacting volumes. However, standard product revenues improved sequentially over first quarter by 3% as a result of pricing and product line adjustments, which have been facilitated by the acceleration of Asian sourcing.

Sales of the rehab products line decreased 3%, due primarily to continued Medicare power wheelchair eligibility pressures and Medicaid related reimbursement pressures. Sales of consumer power wheelchairs were down 7% and continued to be acutely impacted by these reimbursement issues.

For the quarter, earnings before income taxes decreased to $10.6 million, excluding restructuring charges of $2.0 million pretax, versus $19.8 million last year, largely due to weakness in the rehab and respiratory products lines and ongoing pricing pressures in the standard products line.

For the first six months of the year, North American net sales decreased 3% to $500.1 million versus $514.3 million last year. Foreign currency and acquisitions each contributed a percentage point. Earnings before income taxes decreased to $22.6 million, excluding restructuring charges of $4.8 million pre-tax, versus $40.5 million last year.

EUROPE
For the quarter, European net sales decreased 5% to $104.7 million versus $110.3 million last year. Foreign currency accounted for four percentage points of the net sales decrease, while acquisitions contributed one percentage point for the quarter. Reimbursement challenges continue to impact our German business in the Invacare wheelchair product lines, which was partially offset by strong performance in a number of other countries. For the quarter, earnings before income taxes were $7.0 million, excluding restructuring charges of $1.1 million pre-tax, compared to $7.4 million last year.

For the first six months of this year, European net sales decreased 6% to $200.2 million versus $212.4 million last year. Foreign currency accounted for seven percentage points of the net sales decrease, while acquisitions contributed two percentage points. Earnings before income taxes decreased to $11.1 million, excluding restructuring charges of $1.4 million pre-tax, versus $11.2 million last year.

ASIA/PACIFIC
For the quarter, Asia/Pacific net sales decreased 25% to $17.0 million versus $22.6 million last year. Foreign currency accounted for six percentage points of the net sales decrease, while acquisitions did not impact results for the quarter. For the quarter, earnings before income taxes improved to a loss of

$1.5 million, excluding restructuring charges of $0.5 million pre-tax, versus a loss of $1.8 million last year. Performance in this region continues to be negatively impacted by U.S. reimbursement uncertainty in the consumer power wheelchair market, resulting in decreased sales of microprocessor controllers by Invacare's New Zealand subsidiary.

For the first six months of this year, Asia/Pacific net sales decreased 18% to $33.2 million versus $40.5 million last year. Foreign currency accounted for seven percentage points of the net sales decrease, while acquisitions contributed one percentage point. Earnings before income taxes improved to a loss of $2.6 million, excluding restructuring charges of $0.8 million pre-tax, versus a loss of $3.5 million last year.

FINANCIAL CONDITION
At the end of the second quarter, total debt outstanding was $499.9 million, bringing debt-to-total-capitalization to 38.3%, an improvement over both the last quarter and the end of last year ratios of 40.7% and 41.7%, respectively. Days sales outstanding (DSO) were 68 days, the same as year-end, versus 62 days a year ago. Inventory turns were 4.6 versus 5.0 in the same period last year. During the quarter, the Company completed a 10-year $150 million fixed rate senior unsecured note offering, proceeds of which were used to pay revolving bank debt. The Company generated $14 million of free cash flow** in the quarter and $20 million year to date versus $19 million year to date in the prior year. Free cash flow is defined as net cash provided by operating activities, excluding cash related restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment.

OUTLOOK
Reimbursement uncertainties continue to affect the core North American rehab, respiratory and standard businesses. The power wheelchair market is likely to remain under pressure until CMS defines the reimbursement levels for the 64 new codes announced in early June. This uncertainty has particularly impacted Medicare power wheelchair sales and will likely continue to pressure results for the remainder of 2006. Uncertainty also remains in determining the level of reimbursement for durable medical equipment, oxygen, and oxygen equipment servicing as part of the Deficit Reduction Act passed earlier in the year, as well as the questions surrounding transfer of title for both durable and oxygen equipment. This significant and continuing uncertainty surrounding oxygen reimbursement has negatively impacted HomeFill sales in particular.

As a result of these conditions, the Company is lowering its full year earnings per share guidance to between $1.45 and $1.65, excluding restructuring charges, versus $2.00 to $2.10 previously. The net sales increase is expected to be between 0% and negative 2%. This new guidance excludes any impact from foreign currency and acquisitions.

This earnings per share range includes the impact from the stock option accounting Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment ("SFAS 123R") issued by the Financial Accounting Standards Board. The impact of SFAS 123R on earnings per share for 2006 is estimated to be $0.05.

The Company anticipates its free cash flow** for the year will be between $40 million and $55 million, down from our previous guidance of $70 to $80 million.

The Company anticipates that third quarter sales will strengthen sequentially, but the regulatory overhang will probably prevent a restoration of organic growth.

Commenting on the Company's anticipated results, Mixon said, "The challenges from Medicare reimbursement continue to negatively impact performance. Although we expected these issues to stabilize at this juncture, it is now clear that they will remain for the foreseeable future. As a result of these market realities, cost reduction remains as our top priority. We will continue to execute on the following previously communicated initiatives, which will improve second half performance:

     >>   Shifting   substantial   resources   from   product   development   to
          manufacturing cost reduction activities, engineered product cost reductions and product rationalization.

     >>   Manufacturing   cost   reduction    activities   including   headcount
          reductions.

     >> Transferring additional manufacturing to China and increasing the Asian sourcing of products. We expect the total cost of products coming from Asia to exceed $200 million in 2006, an increase of over 40% compared to 2005. We continue to achieve approximately 20% savings from these transfers.

     >> Continue to cost reduce the design and engineering of our products to address the reimbursement and pricing realities.

Despite continued soft sales in the United States, we expect to see significant benefits in the second half of 2006 from these on-going initiatives and from normal seasonal increases in international businesses, scheduled new product introductions and a return to more conventional fourth quarter sales volume from the abnormally low 2005 level that was principally attributable to the implementation of a new enterprise resource planning system.

In addition to these actions, the Company is progressing on its global manufacturing and distribution strategy to exit a number of manufacturing and distribution locations and reduce costs by $30 million annually by 2008."

Mixon went on to state, "With all of the challenges imposed by the rather chaotic regulatory environment, we are a stronger company today because:

     >> We are in the final stage of fully repositioning our standard product line with more cost competitive products and closed the second quarter with good comparative performance and growing momentum.

     >> Our Sleep technology is gaining recognition in the clinical community and we will be showing a much broader assortment of products at the industry's trade show in September. In the quarter, two of our National Accounts agreed to begin carrying our sleep products for the first time.

     >> Our HomeFill line continues to build share in ambulatory oxygen users and we expect to be launching this technology in Europe before year-end.

     >> In Power Mobility, we will be launching exciting new products throughout the product range later this year.

While the protracted uncertainty for our dealers has created difficulties for the entire industry, we have continued to improve our competitive cost positioning, product offerings and quality. When reimbursement uncertainty is resolved, we will emerge as a better, stronger company."

Mixon concluded, "In the absence of any further adverse reimbursement changes, we are confident of significantly improved second half earnings both sequentially and year over year, and we will enter 2007 with positive momentum. The fundamentals of the industry are still crystal clear with the graying of the population and cost benefits of home care. We believe that the disruptions caused by poor governmental policy decisions even more poorly executed will ultimately be resolved in a manner that will benefit our industry."


--------------------------------------------------------------------------------
*All references to financial measures that exclude the impact of the restructuring charges are non-GAAP financial measures and are reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Free Cash Flow reconciliation in this press release.

**Free cash flow is a non-GAAP financial measure, which is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Balance Sheets in this press release.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 6,100 associates and markets its products in 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "forecast", "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: pricing pressures, the success of the Company's ongoing efforts to reduce costs, increasing raw material costs, the consolidations of health care customers and competitors, government budgetary and reimbursement issues at both the federal and state level (including those that affect the sales of and margins on product, along with the viability of customers), the ongoing implementation of the Company's North American enterprise resource planning system, the ability to develop and sell new products with higher functionality and lower costs, the effect of offering customers competitive financing terms, the ability to successfully identify, acquire and integrate strategic acquisition candidates, the difficulties in managing and operating businesses in many different foreign jurisdictions, the orderly completion of facility consolidations, the vagaries of any litigation or regulatory investigations that the Company may be or become involved in at any time, the difficulties in acquiring and maintaining a proprietary intellectual property ownership position, the overall economic, market and industry growth conditions, foreign currency and interest rate risks, Invacare's ability to improve financing terms and reduce working capital, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update these forward-looking statements or other information contained herein.

                                      ###


                                              INVACARE CORPORATION AND SUBSIDIARIES
                                     CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)


                                                                     Three Months Ended             Six Months Ended
                                                                           June 30,                     June 30,
(In thousands, except per share data)                                2006           2005           2006          2005
---------------------------------------------------------------------------------------------------------------------
Net sales                                                        $371,764       $396,267       $733,468      $767,211
Cost of products sold                                             265,728*       282,983        525,629*      544,083
                                                                  -------        -------        -------       -------
     Gross profit                                                 106,036        113,284        207,839       223,128
Selling, general and administrative expense                        88,151         88,352        171,541       172,314
Charge related to restructuring activities                          2,840              -          5,997             -
Interest expense - net                                              8,197          5,974         16,016        11,966
                                                                  -------        -------        -------       -------
     Earnings before income taxes                                   6,848         18,958         14,285        38,848
Income taxes                                                        1,895          6,050          4,125        12,395
                                                                  -------        -------        -------       -------
Net earnings                                                     $  4,953        $12,908        $10,160       $26,453
                                                                  =======        =======        =======       =======

Net earnings per share - basic                                      $0.16          $0.41          $0.32         $0.84
                                                                  =======        =======        =======       =======
Weighted average shares outstanding - basic                        31,789         31,553         31,760        31,456
                                                                  =======        =======        =======       =======

Net earnings per share - assuming dilution                          $0.15          $0.40          $0.32         $0.81
                                                                  =======        =======        =======       =======
Weighted average shares outstanding - assuming dilution            32,113         32,530         32,155        32,533
                                                                  =======        =======        =======       =======

     * Cost of products sold includes inventory markdowns resulting from restructuring of $776 for the three month period ending June 30, 2006 and $1,072 for the six-month period ending June 30, 2006.

Business Segments - The Company operates in three primary business segments based on geographical area: North America, Europe and Asia/Pacific. The three reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $23,966,000 and $48,846,000 for the three and six months ended June 30, 2006 and $26,674,000 and $49,432,000 for the same periods a year ago.

The information by segment is as follows:

                                                                     Three Months Ended             Six Months Ended
                                                                           June 30,                     June 30,
(In thousands)                                                       2006           2005           2006          2005
---------------------------------------------------------------------------------------------------------------------
Revenues from external customers
     North America                                               $250,106       $263,328       $500,081       $514,268
     Europe                                                       104,687        110,331        200,233        212,422
     Asia/Pacific                                                  16,971         22,608         33,154         40,521
                                                                  -------        -------        -------        -------
     Consolidated                                                $371,764       $396,267       $733,468       $767,211
                                                                  =======        =======        =======        =======
Earnings (loss) before income taxes
     North America                                               $  8,589       $ 19,779       $ 17,759       $ 40,504
     Europe                                                         5,941          7,359          9,633         11,241
     Asia/Pacific                                                  (1,967)        (1,827)        (3,365)        (3,531)
     All Other                                                     (5,715)        (6,353)        (9,742)        (9,366)
                                                                  -------        -------        -------        -------
     Consolidated                                                $  6,848       $ 18,958        $14,285        $38,848
                                                                  =======        =======        =======        =======
Restructuring charges before income taxes
     North America                                               $  2,034       $      -        $ 4,865        $     -
     Europe                                                         1,100              -          1,438              -
     Asia/Pacific                                                     482              -            766              -
     All Other                                                          -              -              -              -
                                                                  -------        -------        -------        -------
     Consolidated                                                $  3,616      $               $  7,069       $
                                                                  =======        =======        =======        =======
Earnings (loss) before income taxes excluding
restructuring charges
     North America                                               $ 10,623       $ 19,779       $ 22,624       $ 40,504
     Europe                                                         7,041          7,359         11,071         11,241
     Asia/Pacific                                                  (1,485)        (1,827)        (2,599)        (3,531)
     All Other                                                     (5,715)        (6,353)        (9,742)        (9,366)
                                                                  -------        -------        -------        -------
     Consolidated                                                 $10,464        $18,958        $21,354        $38,848
                                                                  =======        =======        =======        =======

All other consists of unallocated corporate selling, general and administrative expense and inter-company profits, which do not meet the quantitative criteria for determining reportable segments.

                                          INVACARE CORPORATION AND SUBSIDIARIES
                                          CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              June 30, 2006  December 31, 2005      June 30, 2005
(In thousands)                                                  (unaudited)                           (unaudited)
-----------------------------------------------------------------------------------------------------------------
Current Assets
Cash, cash equivalents and marketable securities                   $    930          $  25,876           $  6,604
Trade receivables - net                                             277,186            287,955            284,931
Inventories - net                                                   189,494            176,925            183,504
Deferred income taxes and other current assets                      105,889            103,710             86,188
                                                                    -------            -------             ------
     Total Current Assets                                           573,499            594,466            561,227

Other Assets                                                        169,914            155,227            164,567
Plant and equipment - net                                           175,554            176,206            181,017
Goodwill                                                            757,889            720,873            720,937
                                                                    -------            -------            -------
     Total Assets                                                $1,676,856         $1,646,772         $1,627,748
                                                                 ==========         ==========         ==========

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable                                                   $148,393           $133,106           $141,044
Accrued expenses                                                    126,589            130,033            111,087
Accrued income taxes                                                  7,861             13,340              4,747
Short-term debt and current maturities of long-term
debt                                                                 76,015             80,228              1,707
                                                                    -------            -------             ------
     Total Current Liabilities                                      358,858            356,707            258,585

Long-Term Debt                                                      423,897            457,753            552,760
Other Long-Term obligations                                          88,461             79,624             75,257

Shareholders' Equity                                                805,640            752,688            741,146
                                                                    -------            -------            -------
     Total Liabilities and Shareholders' Equity                  $1,676,856         $1,646,772         $1,627,748
                                                                 ==========         ==========         ==========

                                  INVACARE CORPORATION AND SUBSIDIARIES
                                 RECONCILIATION FROM NET CASH PROVIDED BY
                             OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)

                                                                     Three Months Ended             Six Months Ended
                                                                           June 30,                     June 30,
(In thousands)                                                       2006           2005           2006          2005
---------------------------------------------------------------------------------------------------------------------

    Net cash provided by operating activities                     $16,284        $32,686        $24,813        $29,191
    Plus:
    Net cash impact related to restructuring                        2,470              -          5,247              -
    activities
    Less:
    Purchases of property and equipment, net                       (4,750)        (1,530)        (9,726)       (10,437)
                                                                  -------        -------        -------        -------
    Free Cash Flow                                                $14,004        $31,156        $20,334        $18,754
                                                                  =======        =======        =======        =======

Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, excluding net cash impact related to restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).

                                    INVACARE CORPORATION AND SUBSIDIARIES
                         RECONCILIATION FROM NET EARNINGS AND DILUTED EARNINGS PER SHARE
                         TO NET EARNINGS AND DILUTED EARNINGS PER SHARE EXCLUDING CHARGE
                                RELATED TO RESTRUCTURING ACTIVITIES (UNAUDITED)

                                                                         Three Months Ended             Six Months Ended
                                                                               June 30,                     June 30,
(In thousands)                                                           2006           2005           2006          2005
-------------------------------------------------------------------------------------------------------------------------
Net earnings                                                          $ 4,953        $12,908        $10,160       $26,453
Plus:
Inventory markdowns related to restructuring included in cost of
products sold - after tax                                                 561              -            762             -
Charge related to restructuring activities - after tax                  2,053              -          4,264             -
                                                                      -------        -------        -------       -------
Total charge related to restructuring activities - after tax          $ 2,614        $     -        $ 5,026       $     -
                                                                      -------        -------        -------       -------

Net earnings excluding charge related to restructuring activities     $ 7,567        $12,908        $15,186       $26,453
                                                                      =======        =======        =======       =======

Weighted average shares outstanding - assuming dilution                32,113         32,530         32,155        32,533
Net earnings per share excluding charge related to restructuring
activities - assuming dilution                                          $0.24          $0.40          $0.47         $0.81
                                                                      =======        =======        =======       =======

Inventory markdowns related to restructuring included in cost of
products sold                                                         $   776        $     -        $ 1,072       $     -
Charge related to restructuring activities                              2,840              -          5,997             -
                                                                      -------        -------        -------       -------
Total charge related to restructuring activities                      $ 3,616        $     -        $ 7,069       $     -

Tax rate related to charge                                              27.7%                         28.9%
Charge related to restructuring activities - after tax                $ 2,614        $     -        $ 5,026       $     -
                                                                      =======        =======        =======       =======

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